EXHIBIT 99.1

Xenith Bankshares, Inc. Reports Improved Financial Performance in 2012: Net Income $7.38 Million in 2012 Compared to $4.45 Million in 2011

RICHMOND, Va., Feb. 27, 2013 (GLOBE NEWSWIRE) -- Xenith Bankshares, Inc. (Nasdaq:XBKS), parent company of Xenith Bank, a business-focused bank serving the Greater Washington, D.C., and Richmond and Greater Hampton Roads, Virginia markets, today announced financial results for the year and quarter ended December 31, 2012. Net income was $7.38 million, or $0.70 per common share, for the year ended December 31, 2012 compared to $4.45 million, or $0.48 per common share, for the year ended December 31, 2011. Net income in 2012 included a $4.95 million, or $0.47 per common share, income tax benefit due to the reversal of the valuation allowance on the company's net deferred tax asset. In 2011, net income included a pre-tax bargain purchase gain of $8.66 million resulting from the acquisition of Virginia Business Bank.

The company reported fourth quarter 2012 net income of $332,000, or $0.03 per common share, compared to fourth quarter 2011 net income of $215,000, or $0.02 per common share. Fourth quarter 2012 net income includes $380,000 of income tax expense, with income tax expense of $17,000 reported in the 2011 period.

2012 Highlights

  Book value per common share at December 31, 2012 was $7.55, an increase of 10% from $6.88 at December 31, 2011. Tangible book value1 at December 31, 2012 was $6.02 per common share, an increase of 13.2% from $5.32 per common share at December 31, 2011.
  Total assets increased to $563.21 million, or 18%, at December 31, 2012 compared to $477.47 million at December 31, 2011.
  Total deposits grew by $78.22 million, or 21%, to $453.23 million at December 31, 2012, compared to $375.01 million at December 31, 2011; noninterest bearing deposit accounts increased 57% to $74.54 million at December 31, 2012 compared to $47.49 million at December 31, 2011.
  Net interest income, after provision for loan and lease losses, was $20.21 million in 2012 compared to $12.24 million in 2011, reflecting organic loan growth and reduced loan loss provision.
  Net loans at year-end 2012, including loans held for sale, increased $138.01 million, or 43%, compared to year-end 2011.
  Asset quality improved with net charge-offs as a percentage of average loans held for investment of 0.35% for the year ended 2012, compared to 0.58% for the year ended 2011, and nonperforming assets as a percentage of total assets declined to 0.95% at year-end 2012 compared to 1.40% at year-end 2011.
  Capital ratios remained above regulatory standards for "well-capitalized" banks, with a Tier 1 leverage ratio of 12.9%, a Tier 1 risk-based capital ratio of 15.4%, and a total-risk based capital ratio of 16.5% at year-end 2012.

T. Gaylon Layfield, III, President and Chief Executive Officer, commented: "We are pleased with our progress during 2012 expanding Xenith's franchise and growing our reach, scope and services. Our relationships with business customers throughout our target markets are growing, as evidenced by loan and deposit growth. In 2012, we completed integrating two acquisitions executed in 2011 and made process enhancements to strengthen risk management oversight and efficiency. We had excellent customer retention rates from our acquisitions and made significant progress toward resolving the classified and criticized loans primarily acquired in our acquisition of Virginia Business Bank. Our growth in loans and deposits contributed to an increase in shareholders' equity to $87.55 million at December 31, 2012 compared to $80.30 million at December 31, 2011. With nonperforming assets falling to 0.95% of total assets, we are focused on delivering prudent growth coupled with leveraging our infrastructure, while maintaining strong asset quality.  We continue to evaluate strategic opportunities."

Operating Results

Interest income for 2012 was $25.98 million, up 38%, from $18.89 million in 2011, reflecting an increase of $160.20 million, or 48%, in average interest-earning assets over 2011. Interest expense for 2012 was $3.95 million, an increase of approximately $1.30 million over 2011, reflecting significant core deposit growth and the expiration of purchase accounting adjustments that lowered interest expense in 2011 by $1.05 million. Noninterest bearing deposits increased $27.05 million over year-end 2011, and interest-bearing deposits increased approximately $51.17 million for the year ended 2012 compared to the year ended 2011. Net interest income was $22.03 million for the year ended 2012, compared to $16.25 million for the year ended 2011, an increase of 36%.  Average interest-earning assets as a percentage of total assets were 94.9% and 92.5%, respectively, for the years ended 2012 and 2011.

"Growing Xenith's loan portfolio generated increased interest income and, we believe, demonstrated our ability to win and retain valuable relationships in a competitive environment," explained Layfield. "While increased deposits resulted in higher year-over-year interest expense, a significant portion of the growth in deposits came from core noninterest bearing deposit accounts and other core interest-bearing deposit accounts. Ongoing progress in building and diversifying our deposit portfolio is helping support our loan growth."

Beginning in March 2012, the bank began participating in a mortgage warehouse lending program with a larger commercial bank in its nationwide program of investing in residential mortgages for sale in the secondary market. The company classifies these loans as held for sale.  "We view our participation in this program as an opportunity to contribute to our earnings; although, it is not a growing area of emphasis," explained Layfield. "We believe the economics of this program provide us with solid risk-adjusted returns. We continue to monitor this program as interest rates and other business factors evolve."

Net interest margin in 2012 was 4.47% compared to 4.88% in 2011, a decrease of 41 basis points. For the years ended 2012 and 2011, acquisition accounting adjustments include loan discount accretion (interest income) of $3.34 million and $3.57 million, respectively, and a reduction in interest expense of $1.05 million in 2011 with no reduction in 2012. Excluding the effect of these acquisition accounting adjustments, net interest margin for 2012 was 3.79%, an increase of 30 basis points from 3.49% in 2011. Layfield noted: "We worked diligently in 2012 to manage interest expense and we continue to analyze our funding mix and cost in this protracted low-rate environment. In light of the Federal Reserve's stated policy to keep interest rates at historically low levels for a prolonged period and intense market competition, we expect our net interest margin to be under pressure."

Noninterest expenses in 2012 were $18.14 million compared to $16.71 million in 2011, an increase of 9%. The increase in noninterest expense was primarily due to higher compensation and benefits expenses, including hiring relationship managers and support personnel related to the acquisition of Paragon Commercial Bank's Richmond branch in the third quarter of 2011.

Net interest income for the fourth quarter ended December 31, 2012 was $5.56 million compared to $5.79 million for the 2011 period, primarily due to lower accretion in the 2012 period. The provision for loan and lease losses in the fourth quarter of 2012 was $436,000 compared to $905,000 in the fourth quarter of 2011, which was also impacted by higher accretion in the 2011 period. Noninterest expenses in the fourth quarter of 2012 were $4.56 million compared to $4.87 million in the same period of 2011. Income tax expense of $380,000 in the fourth quarter of 2012 included the effect of nondeductible expenses related to incentive stock options.

"We have invested and plan to invest in people who provide revenue generating capability," explained Layfield. "We think it's imperative to invest to build long-term value, recognizing that it may negatively impact earnings in the short run. We plan to add individuals to support growth in our most promising markets and business segments. For example, Northern Virginia offers strong lending opportunities as we look to grow our government contractor lending business. In 2012, we also invested in enterprise risk management systems and processes to ensure our risk management activities and governance match the demands of a growing financial institution. We also launched a suite of electronic treasury management and ACH products we expect will enable us to expand business banking relationships and generate fee income that will contribute to net income growth."

Balance Sheet and Asset Quality

The company grew total assets to $563.21 million at December 31, 2012, up 18%, compared to $477.47 million at year-end 2011. Total deposits were $453.23 million at December 31, 2012 compared to $375.01 million at year-end 2011.  Loans held for investment at December 31, 2012 were $379.01 million compared to $321.86 million at year-end 2011, whereas loans held for sale were $80.9 million at December 31, 2012 with no amounts outstanding at year-end 2011.

"We continue to pursue our strategy of building a diverse portfolio of commercial loans in a variety of industries," explained Layfield. "Unlike many banks that are heavily reliant on real estate lending, we finished the year with 53% commercial and industrial loans and 39% commercial real estate loans, with the balance of the portfolio consisting of residential and consumer loans. We have a strategy of having an asset-sensitive balance sheet and the majority of Xenith's loans and deposits are variable rate, which we believe positions us best in a rising interest rate environment."

Layfield added that as a result of a clear focus on working out of the classified and criticized loans primarily acquired in the acquisition of Virginia Business Bank, Xenith's nonperforming assets as a percentage of total assets declined to 0.95% at year-end 2012 compared to 1.40% at year-end 2011. The company's provision for loan and lease losses was $1.82 million in 2012 compared to $4.01 million in 2011. The bank does not provide for loans held for sale as any decline in their value would be a direct charge to income. The bank had no charges against loans held for sale in 2012.

The bank's allowance for loan and lease losses to nonaccrual loans was 96.16% at December 31, 2012 compared to 73.01% at year-end 2011. The bank's allowance for loan and lease losses was 1.27% of total loans held for investment at year-end 2012 compared to 1.31% at year-end 2011.

Layfield concluded: "We have the capital strength to pursue lending opportunities in our key markets, invest in the best people, and consider strategic opportunities. The Greater Washington, D.C. area economy in particular offers great opportunity for Xenith. It is one of the strongest economies in the country, and we have considerable experience in lending to government contractors and other small to medium sized businesses. We have resolved many of our nonperforming and under-performing purchased loans, and while our focus on further improvement continues undaunted, we believe our capital strength, solid asset quality ratios, and stable loan and deposit portfolios position us to concentrate our attention on growth throughout 2013 and beyond. Our paramount focus is on increasing shareholder value in a prudent manner, and we intend to continue executing with that focus top of mind."

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of December 31, 2012, the Company had total assets of $563.2 million and total deposits of $453.2 million. Xenith Bank's target markets are Greater Washington, DC, Richmond, VA, and Greater Hampton Roads, VA metropolitan statistical areas. The Company is headquartered in Richmond, Virginia and currently has six branch locations in Tysons Corner, Richmond and Suffolk, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol "XBKS."

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/

The Xenith Bankshares, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=15500

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares' business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares' public filings with the Securities and Exchange Commission, including those outlined in Part I, Item 1A, "Risk Factors" of Xenith Bankshares' Annual Report on Form 10-K for the year ended December 31, 2012. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

1 Please see the discussion of non-GAAP financial measures at the end of the financial tables.

-Selected Financial Tables Follow-

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2012 AND DECEMBER 31, 2011

	(Unaudited)
(in thousands, except share data)	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents
Cash and due from banks	$ 9,457	$ 50,540
Federal funds sold	2,906	5,255
Total cash and cash equivalents	12,363	55,795
Securities available for sale, at fair value	57,551	68,466
Loans held for sale	80,867	--
Loans held for investment, net of allowance for loan and lease losses, 2012 - $4,875; 2011 - $4,280	379,006	321,859
Premises and equipment, net	5,397	6,009
Other real estate owned	276	808
Goodwill and other intangible assets, net	15,989	16,354
Accrued interest receivable	1,606	1,475
Deferred tax asset	4,094	--
Other assets	6,057	6,699
Total assets	$ 563,206	$ 477,465
Liabilities and Shareholders' Equity
Deposits
Demand and money market	$ 317,526	$ 228,031
Savings	4,069	3,517
Time	131,636	143,459
Total deposits	453,231	375,007
Accrued interest payable	232	351
Borrowings	20,000	20,000
Other liabilities	2,196	1,803
Total liabilities	475,659	397,161
Shareholders' equity
Preferred stock, $1.00 par value, $1,000 liquidation value, 25,000,000 shares authorized as of December 31, 2012 and 2011; 8,381 shares issued and outstanding as of December 31, 2012 and 2011, respectively	8,381	8,381
Common stock, $1.00 par value, 100,000,000 shares authorized as of December 31, 2012 and 2011; 10,488,060 and 10,446,928 shares issued and outstanding as of December 31, 2012 and 2011, respectively	10,488	10,447
Additional paid-in capital	71,414	70,964
Accumulated deficit	(3,660)	(10,950)
Accumulated other comprehensive income, net of tax	924	1,462
Total shareholders' equity	87,547	80,304
Total liabilities and shareholders' equity	$ 563,206	$ 477,465

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	(Unaudited)
(in thousands, except per share data)	December 31, 2012	December 31, 2011
Interest income
Interest and fees on loans	$ 24,254	$ 16,879
Interest on securities	1,437	1,806
Interest on federal funds sold and deposits in other banks	285	206
Total interest income	25,976	18,891
Interest expense
Interest on deposits	2,656	1,420
Interest on time certificates of $100,000 and over	919	673
Interest on federal funds purchased and borrowed funds	372	553
Total interest expense	3,947	2,646
Net interest income	22,029	16,245
Provision for loan and lease losses	1,819	4,005
Net interest income after provision for loan and lease losses	20,210	12,240
Noninterest income
Service charges on deposit accounts	304	208
Net loss on sale and write-down of OREO	(11)	(17)
Gains on sales of securities	220	65
Bargain purchase gain	--	8,658
Loss on the write-down of equipment and other assets	--	(79)
Other	230	160
Total noninterest income	743	8,995
Noninterest expense
Compensation and benefits	10,579	9,120
Occupancy	1,439	1,472
FDIC insurance	326	292
Bank franchise taxes	615	420
Technology	1,580	1,529
Communications	272	311
Insurance	295	168
Professional fees	1,187	1,777
OREO expenses	16	193
Amortization of intangible assets	365	225
Other expenses	1,470	1,206
Total noninterest expense	18,144	16,713
Income before income tax	2,809	4,522
Income tax benefit (expense)	4,570	(75)
Net income	7,379	4,447
Earnings per common share (basic and diluted):	$ 0.70	$ 0.48

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
($ in thousands, except per share data)

PERFORMANCE RATIOS	Quarter Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011	2012	2011
Net interest margin (1)	4.18%	4.54%	4.75%	4.44%	5.18%	4.47%	4.88%
Return on average assets (2)	0.24%	4.38%	0.67%	0.26%	0.18%	1.42%	1.24%
Return on average common equity (3)	1.68%	31.86%	4.56%	1.73%	1.10%	9.89%	7.01%
Efficiency ratio (4)	80%	75%	76%	88%	81%	80%	66%
Net income	$ 332	5,903	832	312	215	7,379	4,447
Earnings per common share (basic and diluted)	$ 0.03	0.56	0.08	0.03	0.02	0.70	0.48
______________________________
(1) Net interest margin is the percentage of net interest income divided by average interest-earning assets.
(2) Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3) Return on average equity is net income for the respective period (annualized for quarter periods) divided by average equity for the respective period.
(4) Efficiency ratio is noninterest expenses divided by the sum of net interest income and noninterest income.
ASSET QUALITY RATIOS	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Net charge-offs as a percentage of average loans held for investment	0.35%	0.28%	0.23%	0.13%	0.58%
Allowance for loan and lease losses (ALLL) as a percentage of total loans held for investment (1)	1.27%	1.37%	1.32%	1.26%	1.31%
ALLL plus remaining discounts (fair value adjustments) on acquired loans as a percentage of total loans held for investment (2)	3.32%	3.91%	4.48%	4.67%	5.38%
ALLL to nonaccrual loans (1)	96.16%	95.94%	77.15%	71.98%	73.01%
Nonperforming assets as a percentage of total loans held for investment	1.39%	1.52%	1.86%	1.89%	2.05%
Nonperforming assets as a percentage of total assets	0.95%	0.93%	1.16%	1.26%	1.40%
______________________________
(1) ALLL excludes discounts (fair value adjustments) on acquired loans.
(2) Ratio is a non-GAAP financial measure calculated as the sum of ALLL and discounts (fair value adjustments) on acquired loans held for investment divided by the sum of total loans held for investment and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL RATIOS	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Tier 1 leverage ratio	12.90%	13.02%	13.35%	13.53%	13.42%
Tier 1 risk-based capital ratio	15.39%	17.01%	16.24%	16.70%	17.86%
Total risk-based capital ratio	16.52%	18.24%	17.41%	17.80%	19.08%
Book value per common share (1)	$ 7.55	7.54	7.01	6.91	6.88
Tangible book value per common share (2)	$ 6.02	6.00	5.46	5.35	5.32
______________________________
(1) Book value per common share is total shareholders' equity less preferred stock divided by common shares outstanding at the end of the respective period.
(2) Tangible book value per common share is a non-GAAP financial measure calculated as total shareholders' equity less the sum of preferred stock and goodwill and other intangible assets divided by common shares outstanding at the end of the respective period. See discussion of non-GAAP financial measures below.
AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011	2012	2011
Total assets	$ 558,133	539,544	495,602	483,393	483,170	519,330	359,726
Loans held for sale	$ 72,676	75,396	45,451	4,255	--	49,579	--
Loans held for investment, net of allowance for loan and lease losses	$ 351,335	333,346	324,882	320,251	301,960	332,507	224,175
Total deposits	$ 447,829	434,640	391,591	380,570	380,318	413,808	268,318
Shareholders' equity	$ 87,623	82,485	81,368	80,521	80,303	83,010	65,769
______________________________
(1) Average balances are computed on a daily basis.
END OF PERIOD BALANCES	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Total assets	$ 563,206	558,011	523,594	495,190	477,465
Loans held for sale	$ 80,867	74,632	76,976	29,098	--
Loans held for investment, net of allowance for loan and lease losses	$ 379,006	336,495	321,991	324,980	321,859
Total deposits	$ 453,231	448,144	419,316	392,263	375,007
Shareholders' equity	$ 87,547	87,172	81,593	80,587	80,304

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
ALLL + Discount / Gross Loans	2012	2012	2012	2012	2011
Allowance for loan and lease losses	$ 4,875	4,658	4,323	4,137	4,280
Add: Discounts (fair value adjustments) on acquired loans	$ 8,133	9,040	10,764	11,799	14,007
Total ALLL + discounts on acquired loans	$ 13,008	13,698	15,087	15,936	18,287
Gross loans held for investment + discounts (fair value adjustments) on acquired loans	$ 392,014	350,193	337,078	340,916	340,146
ALLL plus discounts (fair value adjustments) on acquired loans as a percentage of total loans held for investment	3.32%	3.91%	4.48%	4.67%	5.38%

Tangible book value per common share
Total shareholders' equity	$ 87,547	87,172	81,593	80,587	80,304
Deduct: Preferred stock	$ 8,381	8,381	8,381	8,381	8,381
Common shareholders' equity	$ 79,166	78,791	73,212	72,206	71,923
Deduct: Goodwill and other intangible assets	$ 15,989	16,080	16,172	16,263	16,354
Tangible common shareholders' equity	$ 63,177	62,711	57,040	55,943	55,569
Common shares outstanding	10,488	10,447	10,447	10,447	10,447
Tangible book value per common share	$ 6.02	6.00	5.46	5.35	5.32
______________________________
Allowance for loan and lease losses (ALLL) plus discounts on acquired loans as a percentage of total loans held for investment and tangible book value per share are supplemental financial measures that are not required by, or presented in accordance with, U.S. GAAP. Management believes that ALLL plus discounts on acquired loans held for investment is meaningful because it is one of the measures we use to assess our asset quality. Management believes that tangible book value per common share is meaningful because it is one of the measures we use to assess capital adequacy. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Book value is the same as shareholders' equity presented on our consolidated balance sheets. Our calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
CONTACT: Thomas W. Osgood
         Executive Vice President, Chief Financial Officer,
         Chief Administrative Officer and Treasurer
         (804) 433-2209
         tosgood@xenithbank.com